UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 22, 2009

SLM CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12061 Bluemont Way, Reston, Virginia		20190
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 810-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(1) At the 2009 Annual Meeting of Shareholders of SLM Corporation (the "Company") held on May 22, 2009, the Company’s shareholders approved the SLM Corporation 2009-2012 Incentive Plan (the "Incentive Plan").

The Incentive Plan will be administered by the Compensation and Personnel Committee of the Board of Directors of the Company (the "Committee"). All employees of the Company and its subsidiaries and affiliates are eligible to receive awards under the Incentive Plan. Up to ten million shares of the Company’s common stock, plus any shares authorized for issuance under previously approved management incentive plans that are not actually issued by reason of cancellation, forfeiture or net-settlement of awards currently outstanding under those plans, may be issued under the Incentive Plan. Stock options, stock appreciation rights, incentive bonuses, performance stock, restricted stock and stock units may be granted under the Incentive Plan.

Under the terms of the Incentive Plan, no participant may be granted awards in any one fiscal year covering more than one million shares or an incentive bonus award that is intended to qualify as performance-based compensation under Section 162(m) that exceeds $3.0 million in any calendar year. Under the terms of the Incentive Plan, the exercise price for stock options must equal the fair market value of the Company’s common stock on the date of grant (unless an adjustment to the exercise price is required to assume outstanding options held by employees of an acquired company), and the term of any option may not exceed ten years. The Incentive Plan prohibits repricing stock options and stock appreciation rights without shareholder approval. The Incentive Plan will terminate with respect to the grant of new awards on May 22, 2012, the third anniversary of shareholder approval of the Plan.

(2) At its meeting on May 22, 2009, the Committee established a severance policy for officers of the Company at the level of senior vice president and above. Under the policy, eligible officers will receive a lump sum cash payment equal to a multiple of their compensation (base salary plus an average of the last 24 months of bonus compensation) upon the following events: his or her decision to resign from employment for a good reason; the Company’s decision to terminate an eligible officer’s employment for any reason other than for cause, death or disability; or upon mutual agreement of the Company and the eligible officer.

The multiplier for each eligible officer position is as follows: CEO-2; CFO or Senior Executive Vice President-1.5; Executive or Senior Vice President-1.0. If the Company’s decision to terminate an eligible officer’s employment is due to job abolishment, outstanding and unvested equity awards granted through May 22, 2009 will vest upon termination. Otherwise, the two-year average of any amounts included in taxable income due to vesting of restricted stock during the two-year period prior to termination of employment will be included in yearly compensation.

In addition to the cash severance payment, eligible officers will receive subsidized medical benefits and outplacement services for 18 to 24 months. If an eligible officer is otherwise subject to an individually-negotiated severance arrangement, the terms of that arrangement, and not the policy, will apply until the expiration of the arrangement. The policy will apply after the expiration of the arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

May 29, 2009	By:	/s/ Mark L. Heleen

Name: Mark L. Heleen
Title: Executive Vice President & General Counsel